EXHIBIT 10.1

January 11, 2023

Dear Michael Cole,

Thank you for your interest in joining Ferrellgas! We are pleased to offer you the Chief Financial Officer (CFO) position with a tentative start date of February 20, 2023. Your compensation package will include an annual base salary of $525,000.00 to be paid bi- weekly during your employment.

In addition to your base salary, you will also be included in the Short-Term Incentive Plan (STIP), Long-Term Incentive Plan (LTIP), and receive a Sign-On Bonus in which additional details are included below.

You will be eligible to receive a Short-Term Incentive Plan (STIP) target of 75% of your base salary. Your incentive will be based on multiple factors including overall company EBITDA achievement and your individual performance achievement. Your STIP eligibility will begin on August 1, 2023, the beginning of the fiscal year.

You will also be eligible to participate in the company’s Long-Term Incentive Plan (LTIP). Details of the plan are included as an attachment for your reference.

Lastly, you are eligible for a Sign-On Bonus of $330,000.00 to be paid after 60 days of employment with Ferrellgas, which is subject to traditional payroll taxes.

As a Full-Time Employee, you will be eligible for the standard package of Ferrellgas benefits and Paid Time Off (PTO). Your PTO benefit will accrue monthly, as outlined in our PTO policy. If you leave Ferrellgas, any accrued, but unused PTO is paid to employees upon separation. PTO will not be paid to employees terminated for fraud, theft or embezzlement unless required by applicable state law.

Based on your experience, the company will provide you 5 year(s) of credit towards your monthly PTO accrual, which equates to 20 days per year. Please review our PTO policy for additional information.

Employment is contingent upon all of the following:

o	Your acceptance of this offer.
o	Your signature to an employee agreement (to be provided).
o	Your signature to an invention agreement (to be provided).
o	Negative drug screen results (test to be arranged before you start the position, in compliance with all state and federal laws).
o	Successfully pass a background review (will be conducted before you start the position).
o	Agreement to comply with Ferrellgas policies and procedures, which will be provided to you.
o	Completion of USCIS Form I-9 verification.

Please acknowledge your acceptance of this offer no later than January 13, 2023. This offer does not alter the at-will nature of employment and does not guarantee employment for any specified period of time. Should you have questions, please contact Brent Banwart at brentbanwart@ferrellgas.com.

I look forward to working with you and anticipate that you will provide significant contributions to Ferrellgas!

Sincerely,

Jim Ferrell

Chairman, CEO & President